EXHIBIT 16.1

August 1, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Xeriant, Inc., which were provided to us and which we understand will be filed with the Commission in a report on Form 8-K pursuant to Item 4.01 of Regulation S-K, regarding the change in its certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Accell Audit and Compliance, P.A,

Accell Audit and Compliance, P.A,

3001 N. Rocky Point Dr. East, Suite 200 • Tampa, Florida 33607 • 813.367.3527